EXHIBIT 10.10

AMENDMENT NUMBER 2

OCCIDENTAL PETROLEUM CORPORATION

MODIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) maintains the Occidental Petroleum Corporation Modified Deferred Compensation Plan (the “MDCP”) for the purpose of providing a tax-deferred opportunity for key management and highly compensated employees of the Corporation and its affiliates to accumulate additional retirement income through deferrals of cash compensation;

WHEREAS, it is desirable to amend the MDCP to make certain administrative changes.

NOW, THEREFORE, effective January 1, 2008, the MDCP is amended as follows:

1.	Sections 4.1(a) and (b) are amended in their entirety to provide as follows:

“(a)     Deferral Elections. An Eligible Employee may elect to participate in the Plan and elect to defer annual Base Salary and/or Bonus under the Plan by filing with the Committee a completed and fully executed Deferral Election Form prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Base Salary and Bonus are to be earned, or at such other time as the Committee may permit in accordance with the regulations promulgated under Section 409A of the Code. Deferral Election Forms must be filed in accordance with the instructions set forth in the Deferral Election Forms.

An employee who first becomes an Eligible Employee during a Plan Year may make an initial deferral election under this Plan within 30 days after the date the employee becomes an Eligible Employee provided that such Eligible Employee has not previously become eligible to participate in any other account balance plan of the Company as described in Proposed Treasury Regulations Section 1.409A-1(c)(2) or any successor regulation. Any such election shall apply to Base Salary earned for services performed after the 30-day election window described in the previous sentence and to that portion of the Bonus earned during such Plan Year equal to the total amount of the Bonus multiplied by the ratio of the number of days remaining in the Plan Year after the 30-day election window described in the previous sentence ends over the total number of days during the Plan Year that such Eligible Employee is employed by the Company.

Various deferral options will be made available to Eligible Employees under the Plan, subject to such limitations and conditions as the Committee may impose from time to time, in its complete and sole discretion. A Deferral Election Form filed for a Plan Year shall be effective for Base Salary and/or Bonus to be earned during that Plan Year only. For each subsequent Plan Year, an Eligible Employee who wishes to defer Base Salary and/or Bonus must file a new complete and fully executed Deferral Election Form in accordance with the instructions set forth in the Deferral Election Form but in any event prior to January 1 of such Plan Year.

Each Deferral Election Form will designate the DCP Deferral Amounts as a fixed dollar amount or fixed percentage (in increments of 1%) of Base Salary and/or (i) a fixed dollar amount or a fixed percentage of Bonus or (ii) 100% of any Bonus exceeding a specified dollar amount, as elected by the Participant. Deferrals of Base Salary will normally be deducted ratably during the Plan Year. In its sole discretion, the Committee may also permit amounts that an Eligible Employee has previously elected to defer under other plans or agreements with the Company to be transferred to this Plan and credited to his Deferral Accounts that are maintained hereunder.

(A)     Minimum Deferral. For each Plan Year, the minimum amount of Base Salary that a Participant may elect to defer is $5,000, if expressed as a dollar amount, or 5% of Base Salary, if expressed as a percentage, and the minimum amount of Bonus that a Participant may elect to defer is any of the following: (I) $5,000, (II) 5% of Bonus, or (III) 100% of that portion of any Bonus that exceeds a dollar amount specified by the Participant on his Deferral Election Form.

(B)     Maximum Deferral. For each Plan Year, the maximum amount of Base Salary that a Participant may elect to defer is 75% of Base Salary, and the maximum amount of Bonus that a Participant may elect to defer is 90% of Bonus. Notwithstanding the foregoing, effective with respect to amounts earned on or after January 1, 2007, for each Plan Year, the maximum total amount of Compensation that a Participant may elect to defer is $75,000. For the 2007 Plan Year, the $75,000 limit shall apply only to deferrals of Base Salary that would otherwise have been paid in 2007. For the 2008 Plan Year, the $75,000 limit shall apply to the deferrals of Base Salary that would have otherwise been paid in 2008 plus deferrals of Bonus, earned in 2007, and otherwise paid in 2008. For the 2008 Plan Year, the $75,000 limit shall also apply to deferrals of Base Salary that would have otherwise been paid in 2008 plus deferrals of Bonus, earned in 2008, and otherwise paid in 2009. For the 2009 and all future Plan Years, the $75,000 limit shall apply to amounts of Base Salary and Bonus earned in any one Plan Year. For example, in Plan Year 2009 , the $75,000 limit shall first apply to deferrals of Base Salary that would have otherwise been paid in 2009 and then to deferrals of Bonus that are earned in 2009 and would otherwise be payable in 2010.

(C)     Deferral Account Balance. Notwithstanding anything herein to the contrary, if as of December 31 of any Plan Year, a Participant’s total Deferral Account balance is $1,000,000 or more, then the Participant may not defer any compensation earned in the following Plan Year and any election to do so shall be considered void. If as of December 31 of any Plan Year, a Participant’s total Deferral Account balance is less than $1,000,000, then the Participant may defer compensation earned in the following Plan Year in accordance with this Article IV.

(b)       Early Payment Benefit Election. With respect to Base Salary and/or Bonus earned after December 31, 2007, on the Deferral Election Form filed pursuant to Section 4.1(a), an Eligible Employee may irrevocably elect to receive the Base Salary and/or Bonus deferred pursuant to that election in a lump sum payment or in annual installments over two (2) to five (5) years commencing prior to termination of employment in an Early Payment Year. If a Participant fails to designate the form of distribution for an Early Payment Benefit, the distribution shall be in the form of a lump sum. The Early Payment Year elected must be a year that begins at least two (2) years after the end of each Plan Year to which the election applies. An Early Payment Benefit election filed for the Plan Year beginning January 1, 2008, or for any subsequent Plan Year, shall be effective for the deferred Base Salary and/or Bonus earned during that Plan Year. A Participant may make an election for an Early Payment Benefit with respect to deferred Base Salary and/or Bonus earned in any future Plan Year by filing a new Deferral Election Form with the Committee prior to January 1 of such Plan Year. A Participant may not, however, change the form of benefit or time of commencement of an Early Payment Benefit with respect to Base Salary and/or Bonus deferred pursuant to a Deferral Election Form after that Deferral Election is filed pursuant to Section 4.1(a).

A Participant may not at any time have Early Payment Benefits scheduled for more than two Early Payment Years.

However, after an Early Payment Year has occurred and all payments with respect to the corresponding Early Payment Year election have been completed, a Participant may elect a new Early Payment Year for future deferrals of Base Salary and/or Bonuses.”

2.	Section 4.4 is amended in its entirety to provide as follows:

“4.4     Interest. Each Deferral Account of a Participant shall be deemed to bear interest on the monthly balance of such Deferral Account at the Declared Rate for each Plan Year, compounded monthly. Except as provided in Section 5.2(a), with respect to SEDCP Deferral Accounts for Participants who die prior to becoming eligible for Retirement, interest will be credited to each Deferral Account on a monthly basis on the last day of each month as long as any amount remains credited to such Deferral Account. Amounts of deferred Compensation that are credited to a DCP Deferral Account and amounts of Savings Plan Restoration Contributions that are credited to a Savings Plan Restoration Account prior to the end of a calendar month shall accrue interest from the date of crediting, computed from date of crediting to the end of the month.”

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this amendment this ______ day of _____________, 2007.

OCCIDENTAL PETROLEUM CORPORATION
By:
Richard W. Hallock
Executive Vice-President, Human Resources

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